SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

__________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 1, 2006

THE FEMALE HEALTH COMPANY
(Exact name of registrant as specified in its charter)

Wisconsin
(State or other jurisdiction of incorporation)

1-13602	39-1144397
(Commission File Number)	(I.R.S. Employer I.D. Number)

515 North State Street, Suite 2225 Chicago, Illinois	60610
(Address of Principal Executive Offices)	(Zip Code)

312-595-9123
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        ☐ Written communications pursuant to Rule 425 under the Securities Act
         (17 CFR 230.425)

        ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
         (17 CFR 240.14a-12)

        ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the
        Exchange Act (17 CFR 240.14d-2(b))

        ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the
        Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01    Entry into a Material Definitive Agreement

Effective May 1, 2006, the Compensation Committee of the Board of Directors of The Female Health Company (the "Corporation") approved a grant of 300,000 shares of restricted stock to O.B. Parrish, the Corporation's Chairman and Chief Executive Officer. The shares of restricted stock vest over a two year period with 150,000 shares vesting one year after the grant date and the remaining 150,000 shares vesting two years after the grant date. All of the shares immediately vest upon approval of the sale of the Corporation by the Corporation's shareholders or in the event of a change in control (a private or public sale/purchase of a controlling interest in the Corporation) of the Corporation. Additionally, in the event Mr. Parrish voluntarily terminates his employment with the Corporation or is terminated by the Corporation for cause, any shares of the restricted stock that are not vested at the time of the termination of employment shall be forfeited by Mr. Parrish.  If Mr. Parrish's employment with the Corporation is terminated by the Corporation without cause, then all of the shares of restricted stock shall immediately become vested.

Section 5 - Corporate Governance and Management

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective May 1, 2006, the Corporation's Compensation Committee, in addition to his duties as the Chairman and Chief Executive Officer of the Corporation, appointed Mr. Parrish as the Corporation's Chief Operating Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

        THE FEMALE HEALTH COMPANY
Date: May 5, 2006
        BY  /s/ Donna Felch
    Donna Felch, Vice President and
    Chief Financial Officer

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